SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act

November 1, 2019

Date of Report (Date of Earliest Event Reported)

Aeon Global Health Corp.

(Exact name of registrant as specified in its charter)

Delaware	000-20190	14-1673067
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2225 Centennial Drive
Gainesville, GA	30504
(Address of principal executive offices)	(Zip Code)

(888) 661-0225

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company        ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 – Other Events

On October 21, 2019, in a letter from the Center for Medicare & Medicaid Services (CMS) dated October 17, 2019, Peachstate Health Management, LLC (the “Company”), a wholly owned subsidiary of Aeon Global Health Corp., received notice that all Medicare and Medicaid payments due the Company for services rendered would be suspended for a period of up to 180 days.

Aeon Global Health Corp. assures its shareholders that the Company has performed dutifully and within all legal parameters of billing and has historically received reimbursements from CMS for pharmaco genetic (PGX) and cancer genomic (CGX) testing on a consistent basis.

The Company and countless other labs throughout the U.S. received letters suspending their reimbursement payments. In communications with CMS, the payment suspensions are a result of a recent federal crackdown on labs that participated in fraudulent schemes involving genetic testing.

The payment suspension has an immediate and substantial impact on the Company’s financial performance. While the federal crackdown has focused on genetic testing, the payment suspension encompasses all Medicare and Medicaid payment reimbursement including payments due the Company for PGX, CGX, Toxicology and Blood tests.

The payment suspension has forced the Company to take immediate action. The workforce has been reduced by over 40% as of November 1, 2019 in efforts to mitigate the repercussions of the payment suspension. The Company may need to further reduce its workforce in the near-term and/or suspend all laboratory testing for its clients.

The Company is currently vigorously rebutting the claims to expedite the reinstatement of reimbursements, however, in the Company’s communications with CMS coordinators to include third party government subcontracted services it is unclear when the payment suspension can be lifted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Aeon Global Health Corp.

By:	/s/ Hanif A. Roshan
Hanif A. Roshan
Chief Executive Officer

Dated: November 4, 2019